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                                                                   EXHIBIT 10.15

                              SEVERANCE AGREEMENT

         THIS AGREEMENT ("Agreement") is made and entered into as of the 22nd day of July, 1998 by and between Simione Central Holdings, Inc., a Delaware corporation (hereinafter referred to as the "Company"), and Gary M. Bremer (hereinafter referred to as the "Executive").

         WHEREAS, the Company and Executive have determined that it is in the best interests of both parties to enter into the arrangement contemplated by this Agreement regarding the termination of Executive's employment with the Company as provided herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1.       TERMINATION OF EMPLOYMENT.

         The Company and the Executive hereby agree that the Executive shall resign and terminate his employment and offices held with the Company and all employment and offices held with all subsidiaries and affiliates of the Company effective as of June 30, 1998 (the "Termination"); provided, however, Executive will continue to serve as a director of the Company for his remaining term as director, and for such additional terms as he may be reelected as a director through December 10, 2000, all for no additional compensation beyond that required under this Agreement. As of the Termination, the Employment Agreement between Simione Central Holdings, Inc. (Successor by name change to InfoMed Holdings, Inc.) and the Executive dated December 10, 1996 (the "Employment Agreement") is terminated; provided, however that the provisions of Sections 5 through 10 of the Employment Agreement will survive the termination of the Employment Agreement and the "Applicable Period" as used in such Sections is hereby redefined to mean "the period of Executive's employment and thereafter through December 10, 2001."

         2.       CONSIDERATION.

                  (a) The Company shall provide Executive, in consideration of his termination of employment and in full satisfaction and discharge of any and all obligations of the Company to Executive, the following,

                           (i) Through the period of employment ending June 30, 1998, Executive's unpaid base salary, car allowance, membership reimbursements, and insurance premiums reimbursements pursuant to Sections 3(a), (c), (d), and (e) of the Employment Agreement, in each case prorated through the period ending June 30, 1998 (but no further unpaid, prorated or any further bonus payments pursuant to Paragraph 3(b) of the Employment Agreement shall be paid);


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                           (ii)     For the period from July 1, 1998 through
                                    December 10, 2000, severance at an annual rate of $400,000, payable in periodic substantially equal installments in accordance with the normal practices of the Company for its payroll; and

                           (iii) A $50,000, total sum (not per annum), which shall be paid in substantially equal installments over the same period described in Section 2(a)(ii) above.

                  (b) Notwithstanding the foregoing, if the payments and benefits hereunder when combined with all other "payments in the nature of compensation" (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")) would result in a "parachute payment" within the meaning of Code
                           Section 280G as determined by the Company, then the aggregate payments and benefits hereunder shall not exceed the largest amount (when combined with all other "payments in the nature of compensation") as determined by the Company that can be paid to the Executive without resulting in a "parachute payment."

                  (c) Notwithstanding the foregoing, in the event Executive fails to comply with any of the material terms of this Agreement (which includes the provisions of the Employment Agreement which survive its termination, as amended hereby), the Company shall provide Executive with written notice of such default. Executive shall thereafter have thirty (30) days to cure any such default. If Executive is unable or otherwise fails to so cure within said thirty (30) days then Executive shall, in addition to being liable for any actual damages that may be incurred by the Company, forfeit all payments that may thereafter become payable pursuant to this Agreement (including the payment by the Company of group health plan premiums as set forth in Section 3 hereof.)

                  (d) Except as expressly provided herein, and except for Executive's rights under any plan described in
                           Section 401(a) of the Internal Revenue Code,
                           Executive shall have no other entitlement to any other compensation or severance of any nature whatsoever relating to Executive's employment with, or termination of employment from, the Company, or any of its subsidiaries, affiliates or predecessors. The Company may withhold from any amounts payable under this Agreement all federal, state, city and other taxes or amounts as shall be required pursuant to any applicable statute, regulation, order or ruling.

3.       COBRA.

         Executive will be permitted to continue group health plan coverage pursuant to the requirements of the Company's group health plan(s) and the continuation coverage requirements of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"). The Company shall pay as additional severance to Executive an amount equal to Executive's premiums for COBRA coverage for him and his eligible dependents with respect to such group health plan(s) until the earlier of the termination of COBRA coverage or the first day of his coverage under any other health plan. Executive shall be


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required to pay the full amount of the applicable COBRA premiums to the Company as a condition to coverage under the Company's group health plan(s).



         4.       STOCK OPTIONS.

         All of Executive's options to purchase common stock of the Company which are fully vested as of the Termination shall be exercisable in accordance with the terms of the applicable stock option agreement(s) and shall remain subject to all the terms and conditions thereof. All of Executive's options to purchase common stock of the Company which are not vested as of the Termination are hereby terminated.

         5.       RETURN OF ALL COMPANY PROPERTY.

         Executive shall within three (3) days of the Termination turn over, and provide the Company with a written inventory of, all files (which files shall contain all memoranda and records in Executive's possession), credit cards, access cards, facsimile machine(s), cellular phone(s), portable computer(s) and computer hardware (i.e. printer), and other documents or property (including documents on computer diskettes and documents contained in the memory of any computer and not saved on diskette) which were received from the Company, or any of its subsidiaries, affiliates or predecessors. The Company shall have the right to conduct an audit on the hard drive of any of Executive's personal computers. The Company stipulates and agrees that to the best of its knowledge Executive has fulfilled his obligations under this Section 5. Should Executive subsequently uncover any additional Company materials or property, he shall promptly return same to the Company.

         6.       CONFIDENTIALITY OF AGREEMENT.

         Executive represents and agrees that he will keep the terms, amount and fact of this Agreement completely and strictly confidential, and that he will not hereafter disclose any information concerning this Agreement to anyone other than his professional representatives or immediate family (who will be informed of and bound by this confidentiality clause), except as is necessary in any legal proceedings based upon the provisions and terms of this Agreement, or to prepare and file income tax returns, or in response to a valid court order or subpoena. Any breach by Executive of this promise of confidentiality shall be a material breach, and such breach shall entitle the Company to damages, in addition to the relief described in Section 2 hereof. Notwithstanding the foregoing, Executive shall be permitted to disclose the portion of Section I hereof relating to Sections 5 through 10 of the Employment Agreement to prospective employers to the extent disclosure is required by such prospective employers.

         7.       RELEASE AND COVENANT NOT TO SUE.

         Excepting only (a) Executive's rights and the Company's obligations under this Agreement, (b) any stock options and rights Executive may have as a stockholder of the Company, (c) any claims related to any obligations of the Company or its subsidiaries which Executive has guaranteed, and (d) any indemnification rights Executive may have as a director of the Company, Executive hereby releases and discharges the Company and each of its current or former respective officers, directors, affiliates, agents, employees, stockholders, successors and assigns (collectively, "Released Parties") from any and all


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actions, causes of action, claims, demands, damages, costs and expenses
(including attorneys' fees and costs actually incurred) which may have arisen or which may hereafter arise on account of or in connection with Executive's employment with the Company through the date hereof, including, without limitation, any claim of discrimination on any basis whatsoever (including any claim under the Age Discrimination in Employment Act), any matter relating to Executive's employment with the Company from the beginning of his employment until the date hereof, and further agrees that he will indemnify and hold harmless each of the Released Parties from and against any and all costs, expenses, losses or damages, including, without limitation, costs of defense and legal fees, incurred as a result of any such claims, charges, complaints, actions or causes of action made or brought by or on behalf of Executive based upon any claim released herein. Executive represents that he has not filed, nor assigned to others the right to file, nor are there pending, any complaints, charges or lawsuits by Executive against the Released Parties with any federal, state or local governmental agency or any court. In addition, Executive is expressly prohibited from and agrees not to initiate actions designed to persuade or convince others to raise claims against the Released Parties. For purposes of this paragraph and the definition of "Released Parties" set forth above, references to "Company" shall be deemed to include its subsidiaries, affiliates and predecessors.

         8.       COOPERATION AFTER TERMINATION; NON-DISPARAGEMENT.

                  (a) Executive agrees to cooperate in assisting the Company and its designees on any and all matters that in any way relate to matters he was responsible for, familiar with, or otherwise arising out of or in connection with any facts or circumstances occurring during the term of Executive's employment with the Company, or any of its subsidiaries, affiliates or predecessors, in which the Company determines that Executive's cooperation is necessary or appropriate. In addition, if requested in writing, Executive agrees to provide the Company within three (3) days of the request with a written detailed summary of all open items with respect to the Company's, and all of its subsidiaries', affiliates' and predecessors', affairs.

                  (b) For a period of three (3) years commencing on the date of Termination, Executive agrees that he will refrain from making or issuing any disparaging comments relating to the management, performance or business activities of the Released Parties or procuring any person, firm or entity to make or issue such disparaging comments. For purposes of this Section, the term "disparaging comments" shall be defined as any written or oral statement which, on its face and regardless of context, could reasonably be expected to cause embarrassment or humiliation. In addition, Executive will not issue any public announcement or public statement relating to the Company, or any of its subsidiaries, affiliates or predecessors, without the prior written consent of the Company.

                  (c) Executive agrees that, unless required by law or by the Company, Executive will not testify, give evidence or otherwise participate in any form concerning, his, any person's, or any entity's claims against the Released Parties. Unless prohibited by applicable law, if Executive is subpoenaed, required to testify in any proceeding, requested to provide any evidence in connection with any

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                           proceeding or otherwise requested to participant in
                           any proceeding, Executive shall notify the Company's General Counsel (and if there is no General Counsel, the Company's President or Chief Executive Officer) of the subpoena, the demand that the Executive testify, or such other request to provide evidence or participate in the proceeding, by telephone and in writing, within seventy-two (72) hours of receiving the subpoena/demand/request or before the date of the proposed testimony, provision of evidence or participation in the proceeding, whichever is earlier. Further, unless prohibited by applicable law, Executive agrees to meet with and reasonably cooperate with the Company's attorneys in preparation for any testimony or the provision of such evidence or participation in the proceeding.

                  (d) Executive will identify to any prospective employer the Company's Chief Executive Officer as the representative of the Company to be contacted for inquiries by any prospective employer of Executive. The Company shall refrain from making or issuing any disparaging comments about the Executive in response to any inquiry seeking a reference with respect to the Executive, and the Company's response shall be limited to confirming that Executive resigned and verifying compensation, job title and dates of employment.

         9.       NON-ADMISSION OF LIABILITY.

         This Agreement shall not in any way be construed as an admission, evidence or suggestion of wrongdoing by the Company, or any of its subsidiaries, affiliates or predecessors, that they have acted wrongfully with respect to Executive, or that Executive has any rights whatsoever against the Released Parties. The Company and its subsidiaries, affiliates and predecessors specifically disclaim and deny any liability to, or wrongful acts against, Executive or any other person, on the part of themselves, or their respective employees or agents, related to this or any other matter, whether currently existing or brought in the future.

         10. CONSULTATION WITH AN ATTORNEY; TWENTY-ONE (21) DAYS CONSIDERATION PERIOD.

         In regard to Executive's rights under the Older Workers' Benefit Protection Act, Executive understands that he has a period of twenty-one (21) days within which to consider this Agreement, which includes a waiver of claims under the Age Discrimination in Employment Act. Executive and the Company also agree that Executive has been encouraged to seek the advice of counsel regarding whether to enter into this Agreement. Executive fully understands that all costs or fees arising out of any legal representation sought with respect to this Agreement are to be paid by Executive. To the degree that Executive chooses not to wait twenty-one (21) days to execute this Agreement, it is because he freely and unilaterally chose to execute this document before that time.

         11.      RIGHT TO REVOKE.

         Executive and the Company agree that either Executive or the Company shall have seven (7) days from the date of execution of this Agreement to revoke and cancel this Agreement, by providing notice of revocation to the other party. As a result of any revocation, no consideration hereunder shall be provided and this Agreement will be null

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and void. Because of this seven-day revocation period, this Agreement will not be effective until the eighth day after it is signed by Executive.

         12.      SEVERABILITY.

         If any portion of this Agreement or the application thereof for any reason or to any extent shall be determined to be invalid or unenforceable, such invalidity or enforceability shall not in any manner affect or render invalid or unenforceable the remainder of this Agreement.

         13.      INJUNCTIVE RELIEF.

         Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it will not have an adequate remedy at law for money damages, and therefore, in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance Of Such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity or pursuant to the forfeiture provisions hereof.

         14.      GOVERNING LAW.

         This Agreement shall be governed and construed in accordance with the laws of the State of Georgia.

         15.      NO ASSIGNMENT.

         This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party hereto. This Agreement may not be assigned by Executive. The Company may assign this Agreement to any subsidiary or affiliate (provided the Company guarantees the performance of this Agreement by such subsidiary or affiliate) or to any purchaser of a majority of its assets or business.

         16.      SURVIVAL.

         The provisions of this Agreement shall survive the termination of Executive's employment with the Company.

         17.      ENTIRE AGREEMENT.

         This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings between the parties, whether written or oral, with respect thereto.

         18.      CONSENT TO JURISDICTION AND VENUE AND SELECTION OF FORUM.

         This Agreement has been negotiated, executed, and delivered in the State of Georgia. In regard to any action to enforce or interpret this Agreement, or otherwise arising out of or relating to this Agreement, each party
(i) consents and submits to personal jurisdiction and venue in the Superior Court of Fulton County, State of Georgia (referred to

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as the "Court"), (ii) waives any and all objections to jurisdiction and venue in the Court, and (iii) waives any objection that the Court is an inconvenient forum. Each party further agrees that jurisdiction and venue concerning any legal or equitable action to enforce or interpret this Agreement, or otherwise arising out of this Agreement, shall rest exclusively in the Superior Court of Fulton County, State of Georgia, so that any such action shall be brought and defended in the Court.

         19.      NOTICE.

         All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing, by the parties to one another):

If to the Company:         Simione Central Holdings, Inc.
                           6600 Powers Ferry Road
                           Atlanta, GA 30339
                           Attn: General Counsel

If to the Executive:       Gary M. Bremer
                           3212 Arden Road
                           Atlanta, GA 30305

         20.      MISCELLANEOUS.

         All references to "predecessors" of the Company shall be deemed to include, but not limited to, Central Health Holding Company, Inc., Central Health Management Services, Inc., Central Health Services, Inc. and Simione & Simione, CPAs, and any of their current or prior subsidiaries and affiliates. The Company agrees that Executive is permitted under this Agreement to perform certain consulting services for the National Association of Home Care and its affiliated organizations provided such association and each of its affiliated organizations is not a Competing Business as defined in the Employment Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

                                    SIMIONE CENTRAL HOLDINGS, INC.

                                    By: /s/ Barrett C. O'Donnell
                                       -----------------------------------------
                                       Barrett C. O'Donnell,
                                       Chief Executive Officer


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                                    EXECUTIVE

                                    /s/  Gary M. Bremer
                                    --------------------------------------------
                                    Gary M. Bremer

                                    Date:   7/19, 1998

                                    By signing this Agreement, you state you have carefully read this Agreement, which includes a full and final release of all claims, know and understand the contents of this document, and execute the same voluntarily and on your free will.


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